EXHIBIT NO. 10(iii)(m)

SCHEDULE OF PARTICIPATING OFFICERS AND DIRECTORS

Armstrong Holdings, Inc. has entered into substantially similar agreements with certain of its directors and officers, including Michael D. Lockhart, Matthew J. Angello, John N. Rigas and William C. Rodruan. Mr. Lockhart’s agreement is modified in that the D & O Insurance Policies referenced have total aggregate limits of $150 million.